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                               INTELLICORP, INC.
                    SECOND AMENDMENT TO EMPLOYMENT AGREEMENT



        THIS IS A SECOND AMENDMENT (the "SECOND AMENDMENT") to an Employment Agreement between IntelliCorp, Inc., a Delaware corporation (the "COMPANY"), and Kenneth H. Haas (the "EMPLOYEE"). That Employment Agreement was originally entered into as of October 30, 1991. It was amended as of December 27, 2000. References in this Second Amendment to the "AGREEMENT" are to that original Employment Agreement before it was first amended. References in this Second Amendment to the "FIRST AMENDMENT" are to that first amendment. The date of this Second Amendment is May 1, 2001.

                               B A C K G R O U N D

        The Employee is the Chief Executive Officer and a director of the Company. The First Amendment contemplates that the Employee will, eventually, be relinquishing his role as Chief Executive Officer. That is now happening. The purpose of this Second Amendment is to articulate arrangements related to that transition.

ACCORDINGLY, THE PARTIES AGREE AS FOLLOWS:

        1. The Employee shall serve as Vice Chair of the Board of Directors of the Company during the period ending on the earlier of December 31, 2001 and the date of the Company's next shareholder meeting at which it elects directors if the Employee is not reelected as a director at that meeting. (That period is referred to in this Second Amendment as the "Vice Chair Term".) As Vice Chair, the Employee shall perform such tasks, on behalf of the Company, as are prescribed from time to time by Norman Wechsler. Mr. Wechsler is being elected as the Chair of the Company's Board of Directors. Circumstances willing, Mr. Wechsler will give the Employee reasonable notice of those tasks, so that the Employee can plan his other activities in an orderly manner. To the extent the tasks specified by Mr. Wechsler do not consume the Employee's professional time, the Employee shall be free to pursue other activities without any impact on the Employee's compensation from, or other arrangements with, the Company. That said, the Employee shall not consult for, or otherwise render services to, any competitor or prospective competitor of the Company during the balance of 2001.

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        2. The Employee will continue to serve as a director of the Company for the balance of his current term as a director. Nothing in this Second Amendment or otherwise requires the Company to nominate the Employee for any further term or terms as a director of the Company or requires the Employee to serve any further term or terms as a director.

        3. For his services as Vice Chair of the Company, the Employee shall receive his current regular salary from the Company for the balance of 2001 (i.e., salary, before withholdings, at the rate of $200,000 per full year). That shall be so even if, because the Company's next shareholders meeting at which it elects directors occurs before December 31, 2001, the Employee is not reelected as a director at that meeting and, accordingly, the Vice Chair Term ends before December 31, 2001.

        4. During the balance of 2001, the Employee's present fringe benefits as an executive officer of the Company will continue in effect. Those include medical insurance, rights to participate in the Company's 401(k) plan, reimbursement of documented business expenses, participation in authorized conferences, and access to an office and related support services and equipment.

        5. The Employee hereby resigns as the Company's Chief Executive Officer effective as of the date of this Second Amendment.

        6. During January 2002, the Employee shall receive the lump sum severance payment called for by Section 5.3 of the Agreement and the Company-paid COBRA benefits called for by Section 4 of the First Amendment, provided that the Employee delivers, to the Company, the waiver of claims contemplated by that Section 5.3 if the Company requires such a waiver. However, if the Company does require such a waiver, it shall deliver, to the Employee, a waiver of claims by the Company against the Employee of like tenor to the waiver the Company requires the Employee to deliver.

        7. Notwithstanding anything else in the Agreement, the First Amendment or the Second Amendment, the Employee may, if he wishes, take a full time or other position with another company or pursue other activities, before the end of the Vice Chair Term, that causes or is likely to cause a material time conflict with the duties Mr. Wechsler prescribes or will prescribe for the Employee under Section 1 of this Second Amendment. If the Employee does that, his salary shall then be discontinued and the Company shall then pay the Employee's lump sum severance, subject to the requirements referred to previously about waivers. If the Employee is contemplating taking such a position or pursuing such activities but is uncertain about the prospect of such a time conflict and thus whether his taking the position or pursuing the activities would cause the early discontinuance of his salary, at the Employee's request Mr. Wechsler, in good faith on behalf of the Company, will advise the Employee regarding the future tasks that Mr. Wechsler expects the Employee to perform during the balance of the Vice Chair Term.



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        8. Except as provided otherwise in this Second Amendment, the Agreement, as amended by the First Amendment, shall remain in full force and effect.

        IN WITNESS WHEREOF, the parties have signed and delivered this Second Amendment as of the last date indicated in its first paragraph.


COMPANY:                                    INTELLICORP, INC.


                                            By
                                               ---------------------------------
                                               Norman Wechsler,
                                               Chair of the Board of Directors

EMPLOYEE:
                                            ------------------------------------
                                            KENNETH H. HAAS



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